Exhibit 97.1

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
CLAWBACK POLICY

Purpose

Northern Technologies International Corporation (the “Company”) is committed to conducting business with integrity in accordance with high ethical standards and in compliance with all applicable laws, rules and regulations, including those applicable to the presentation of the Company’s financial information to the public. As a result, the Board of Directors of the Company (the “Board”) has adopted this Clawback Policy (this “Policy”), which provides for the recovery of certain executive officer incentive compensation in the event of financial errors, including an accounting restatement, or other executive egregious misconduct that has a substantial detrimental effect on the Company or its subsidiaries or its results of operations.

This Policy is adopted pursuant to and intended to comply with Listing Rule 5608 of the Nasdaq Stock Market LLC (“Nasdaq”) so long as the Company’s securities are listed on Nasdaq.

Administration

This Policy will be administered by the Compensation Committee of the Board of Directors or, in the absence of such a committee, a majority of the “independent directors” (within the meaning of Nasdaq Listing Rule 5605(a)(2)) serving on the Board (the “Committee”). Except as limited by law, the Committee will have full power, authority, and sole and exclusive discretion to construe, interpret and administer this Policy. The Committee will interpret this Policy consistent with Nasdaq Listing Rule 5608 and any Nasdaq guidance issued thereunder, the rules and regulations of the Securities and Exchange Commission (the “SEC”), and any other applicable laws, rules or regulations governing the mandatory recovery of compensation, as such laws, rules or regulations may change, be interpreted or evolve from time to time. Any determinations made by the Committee will be made in its sole discretion and will be final, conclusive and binding on all affected individuals.

In the event of any change in any federal or state law, rule or regulation, or rule, regulation, policy or listing standard of the SEC or any securities exchange on which the Company’s securities are listed, which requires the Company to recover certain compensation from a Covered Executive (as defined below), the Committee will be required to seek recovery under this Policy to the fullest extent required by such laws, rules, regulations or listing standards.

Covered Executives

This Policy will cover the Company’s current and former Executive Officers (as defined below) as determined by the Board from time to time in accordance with Rule 16a-1 under the Securities Exchange Act of 1934, as amended, and will include the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer that performs a policy making function for the Company, any other person who performs similar policy-making functions for the Company and Executive Officers of the Company’s parents or subsidiaries if such individuals perform such policy-making functions for the Company, and any other officer whose compensation is determined by the Committee per authorization granted by the Board (collectively, the “Covered Executives” and each, a “Covered Executive”).

Policy-making function is not intended to include policy-making functions that are not significant.

Identification of an Executive Officer for purposes of this Policy would include at a minimum executive officers identified by the Company pursuant to Item 401(b) of SEC Regulation S-K.

For the avoidance of doubt, this Policy will cover the Company’s current and former Executive Officers who Received Erroneously Awarded Compensation (in each case, as such terms are defined below) regardless of whether the Executive Officer committed misconduct or contributed to the error.

Compensation Covered

This Policy will apply to all incentive compensation paid, granted, earned, vested or otherwise awarded to a Covered Executive, including annual bonuses and other short and long term cash incentive awards, stock options and other equity-based awards (“Incentive Compensation”).

Notwithstanding the generality of and in addition to the foregoing, as required under Nasdaq Listing Rule 5608, this Policy will apply to all Incentive-Based Compensation Received by a person (in each case, as such terms are defined below):

●	After beginning service as an Executive Officer of the Company and who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation;

●	While the Company has a class of securities listed on Nasdaq or another national securities exchange or a national securities association; and

●

During the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement (as defined below), plus any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years; provided, however, that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year; and provided, further, that the Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.

For purposes of this Policy, a “Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

For purpose of determining the relevant recovery period, the date that the Company is required to prepare a Restatement is the earlier to occur of: (i) the date the Company’s Board, a committee of the Board or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement.

Discretionary Authority to Recover Incentive Compensation from Covered Executives

In the event the Committee determines that a financial metric used to determine the vesting or payment of Incentive Compensation to a Covered Executive was calculated incorrectly, whether or not the Company is required to restate its financial statements, and without regard to whether such miscalculation was due to fraud or intentional misconduct, then the Committee may require (but is not obligated to require) reimbursement of certain Incentive Compensation received by such Covered Executive during the three-year period preceding the date on which the Company discovers the error or is required to prepare an accounting restatement, and/or authorize the cancellation of unpaid or unvested Incentive Compensation, as determined by the Committee pursuant to this Policy.

In addition, if the Committee determines that the Covered Executive has engaged in egregious conduct that is substantially detrimental to the Company, the Committee may require (but is not obligated to require) the Covered Executive to reimburse the Company for all or a portion of Incentive Compensation previously vested or paid to such Covered Executive during the one-year period preceding the date on which the Company discovers such conduct and/or authorize the cancellation of unpaid or unvested Incentive Compensation, as determined by the Committee pursuant to this Policy. “Egregious conduct substantially detrimental to the Company” will mean any one of the following:

●	any act or omission which would constitute “Cause” for termination under the terms of the Covered Executive’s employment agreement, if any;

●	the material breach of a written policy applicable to the Covered Executive, including, but not limited to, the Code of Ethics;

●

the material breach of any non-competition, non-solicitation or confidentiality agreement or agreement governing the ownership or assignment of intellectual property rights with the Company that is applicable to the Covered Executive;

●

egregious misconduct by the Covered Executive including, but not limited to, fraud, criminal activities, falsification of Company records, theft, violent acts or threats of violence, or a violation of law, unethical conduct or inappropriate behavior that causes substantial reputational harm to the Company or exposes the Company to substantial legal liability; or

●	the commission of an act or omission which causes the Covered Executive or the Company to be in violation of federal or state securities laws, rules or regulations.

In the event a recovery under this section of this Policy is triggered by an incorrect financial metric used to determine the vesting or payment of Incentive Compensation to a Covered Executive, then the recovery amount will be up to the amount of Incentive Compensation received by the Covered Executive that exceeds the amount of Incentive Compensation that otherwise would have been received based on the correct financial metric or restated results, as determined by the Committee in its sole discretion.

In the event a recovery under this section of this Policy is triggered by egregious conduct substantially detrimental to the Company by the Covered Executive, then the Committee will determine the amount of Incentive Compensation to recover from such Covered Executive based on the following factors:

●

the amount of Incentive Compensation received by the Covered Executive that exceeds the amount of Incentive Compensation that otherwise would have been received or granted had the Covered Executive’s egregious conduct substantially detrimental to the Company been known;

●	the relative fault or degree of involvement by the Covered Executive;

●	the overall work performance of the Covered Executive;

●	the relative impact of the Covered Executive’s conduct on the Company and the magnitude of any restatement, loss or variance from budget or plan;

●

the cost or difficulty of obtaining recovery, including but not limited to whether the Covered Executive has any outstanding equity-based awards that may be cancelled, whether the Covered Executive continues to be employed by the Company or its subsidiaries, and the language of this Policy in effect on the relevant date; and/or

●	any other facts and circumstances determined relevant by the Committee, in its sole discretion.

Mandatory Authority and Obligation to Recover Erroneously Awarded Compensation

In the event of a Restatement and if required under Nasdaq Listing Rule 5608, the Company must reasonably promptly recover any Erroneously Awarded Compensation (as defined below) in compliance with this Policy and Nasdaq Listing Rule 5608, except to the extent one of the three conditions below is met and the Committee has made a determination that recovery would be impracticable.

1.

The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered and the Company has made a reasonable attempt to recover any amount of Erroneously Awarded Compensation, has documented such reasonable attempt(s) to recover and provided that documentation to Nasdaq.

2.

Recovery would violate home country law where that law was adopted prior to November 28, 2022 and the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and has provided such opinion to Nasdaq.

3.

Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or 411(a) of the U.S. Internal Revenue Code and regulations thereunder.

The term “Erroneously Awarded Compensation” as used in this Policy means that amount of Incentive-Based Compensation Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid.

For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

The term “Incentive-Based Compensation” as used in this Policy means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

The term “Financial Reporting Measures” as used in this Policy means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Financial reporting measures include, without limitation, stock price and total shareholder return, and may include non-GAAP financial measures. A financial reporting measure need not be presented within the Company’s financial statements or included in an SEC filing to constitute a financial reporting measure for this purpose.

Incentive-Based Compensation is deemed “Received” as such term is used in this Policy by an Executive Officer in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

Notwithstanding the generality of the foregoing, “Incentive-Based Compensation” is intended to be interpreted and construed broadly and includes with respect to any plan that takes into account incentive-based compensation (other than a tax-qualified plan) any amount contributed to a notional account based on erroneously awarded compensation and any earnings accrued to date on that notional account. Such plans include without limitation long-term disability plans, life insurance plans, supplemental executive retirement plans and other compensation, if it is based on incentive-based compensation.

Method of Recovery

The Committee will determine, in its sole discretion, the method for recovering Incentive Compensation or Erroneously Awarded Compensation hereunder, which may include, without limitation, any one or more of the following:

●	requiring reimbursement of cash Incentive Compensation previously paid;

●	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;

●	cancelling or rescinding some or all outstanding vested or unvested equity-based awards;

●	adjusting or withholding from unpaid compensation or other set-off;

●	cancelling or setting-off against planned future grants of equity-based awards; and/or

●	any other method authorized by applicable law or contract.

Enforceability

In addition to the adoption of this Policy, the Company will take steps to implement an agreement to this Policy by all Covered Executives. In furtherance of the foregoing, each Covered Executives subject to this Policy is required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Covered Executive will agree to be bound by the terms and comply with this Policy.

Policy Not Exclusive

Any recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, incentive or equity compensation plan or award or other agreement and any other legal rights or remedies available to the Company. Notwithstanding the generality of the foregoing, to the extent that the requirements under the provisions of Section 304 of the Sarbanes-Oxley Act of 2002 or other applicable law are broader than the provisions in this Policy, the provisions of such law will apply.

No Indemnification

The Company will not indemnify or agree to indemnify any Covered Executive against the loss of Erroneously Awarded Compensation or Incentive Compensation that is subject to this Policy nor will the Company pay or agree to pay any insurance premium to cover the loss of Erroneously Awarded Compensation or Incentive Compensation.

Effective Date and Relationship to Prior Policy

The effective date of this Policy is October 2, 2023 (the “Effective Date”) and will apply to all Incentive Compensation that is approved, awarded or granted to Covered Executives on or after the Effective Date, except as otherwise agreed by any Covered Executive or pursuant to the terms of any Company plan regarding Incentive Compensation, and Incentive-Based Compensation Received by the Company’s current or former Executive Officers on or after the Effective Date.

This Policy supersedes and replaces the Company’s Clawback Policy, as adopted by the Board on September 1, 2018, with respect to all Incentive Compensation received by any Covered Executives on or after the Effective Date and all Incentive-Based Compensation Received by the Company’s current and former Executive Officers on or after the Effective Date.

Required Disclosures

The Company will file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable SEC filings and will provide all required SEC and other disclosures regarding this Policy and in the event of a Restatement.

Amendment and Termination

The Committee may amend, modify or terminate this Policy in whole or in part at any time in its sole discretion and may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with applicable laws, rules, and regulations, including without limitation Nasdaq Listing Rule 5608.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their respective beneficiaries, heirs, executors, administrators, or other legal representatives.

* * * * *

Approved by the Board of Directors of Northern Technologies International Corporation

November 10, 2023

EXHIBIT A

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of Northern Technologies International Corporation Clawback Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with Northern Technologies International Corporation and its direct and indirect subsidiaries.

Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Incentive Compensation, including any Erroneously Awarded Compensation (in each case, as defined in the Policy), to Northern Technologies International Corporation and its direct and indirect subsidiaries to the extent required by, and in a manner permitted by, the Policy.

Signature:

Name:

Date: